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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       TO
                           CERTIFICATE OF DESIGNATION
                                       OF
                     CONVERTIBLE PREFERRED STOCK, SERIES A
                                       OF
                               NATIONSRENT, INC.


                         PURSUANT TO SECTION 242 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


         NationsRent, Inc., a Delaware corporation (the "Company"), hereby certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company on August 6, 1999, duly approved and adopted the following amendments to the Certificate of Designation filed by the Company with the Delaware Secretary of State on July 20, 1999 (the "Certificate of Designation"), which amendments were approved by the stockholders of the Company on August 31, 1999:

         Section 2 of the Certificate of Designation entitled "Participating Dividends" is hereby amended and restated in its entirety as follows:

         2.  Dividends.

                  (i) In the event that the Company declares, makes or pays any dividends or other distributions upon the Common Stock (whether payable in cash, securities, rights or other property) other than dividends and distributions referred to in paragraph 3(vi), the Company shall also declare and pay to the holders of the Preferred Stock, in addition to any dividends payable to them pursuant to the other provisions of this paragraph 2, at the same time that it declares and pays such dividends or other distributions to the holders of the Common Stock (and with the same record date), the dividends or distributions which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are determined.

                  (ii) From and after the date on which the provisions of this paragraph become applicable pursuant to paragraph 5(iii), if any (the "Dividend

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         Commencement Date"), the holders of shares of Preferred Stock shall be entitled to receive on each Dividend Payment Date thereafter in respect of the Dividend Period ending on such Dividend Payment Date (but excluding such Dividend Payment Date), cumulative dividends payable in cash at a rate per annum equal to 8% of the Liquidation Preference of each share of the then outstanding Preferred Stock. If dividends on the Preferred Stock are in arrears and unpaid for a period of 60 days or more, then an additional amount of dividends shall accrue at a rate per annum equal to 2% of the Liquidation Preference of each share of then outstanding Preferred Stock (the "Default Rate") from 60 days after the first Dividend Payment Date on which dividends were not paid in full until such time as all dividends in arrears have been paid in full, such additional dividends to be cumulative and payable in cash. Dividends shall be fully cumulative and shall accumulate and accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months) and compound annually at the rate indicated above (the "Dividend Rate") and in the manner set forth herein, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

                  (iii) From and after the Dividend Commencement Date, so long as any shares of Preferred Stock are outstanding, the Company shall not pay or set apart for payment any full dividend on any of the Parity Securities or any dividend on any of the Junior Securities (other than dividends in Parity Securities to the holders of Parity Securities or dividends in Junior Securities to the holders of Junior Securities), or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any of the Parity Securities or any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities or any of the Junior Securities, and shall not permit any Person directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any of the Junior Securities or any such warrants, rights, calls or options, unless the Accrued Dividends on the Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Parity Securities or Junior Securities have been or contemporaneously are paid in full.

                  (iv) If the Company desires to make a partial dividend payment with respect to any Parity Securities at a time when any Accrued Dividends on the Preferred Stock have not been paid, it may do so as long as dividends upon shares of the Preferred Stock and upon such Parity Securities are paid pro rata so that the amount of dividends paid per share on the Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the Preferred Stock and the accrued dividends on such Parity Securities bear to each other.


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         Subsections (i) and (ii) of Section 3 of the Certificate of
Designation entitled "Conversion Rights" are hereby amended and restated in their entirety as follows:

         3.  Conversion Rights.

                  (i) A holder of shares of Preferred Stock may convert such shares into Common Stock at any time, unless previously redeemed, at the option of the holder thereof. In the event of a Change in Control that is not an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, shares of Preferred Stock may be converted at any time whether before or after the effective time of the Change in Control, but not after the time that the holder of shares has accepted a redemption offer by the Company pursuant to paragraph 5. In the case of a Change in Control that is an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, such shares may be converted at any time up to the effective time of the Change in Control. In the case of a redemption of shares of Preferred Stock pursuant to paragraph 6, such shares may be converted at any time up to the time of redemption. Except as set forth in paragraph 5(iii) and in the next sentence, for the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. If a holder of shares of Preferred Stock gives written notice (a "Dividend Conversion Notice") to the Company at least two Business Days but not more than 60 days prior to giving a notice of conversion pursuant to paragraph 3(ii)(B) that it will be electing to convert a specified number of shares of Preferred Stock and that it elects to have any Accrued Dividends thereon that are payable prior to the Conversion Date but remain unpaid as of the Conversion Date converted into Common Stock on the Conversion Date (thereby affording the Company the opportunity to pay such Accrued Dividends in cash prior to the Conversion Date so that they will not be converted into Common Stock), then for the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference plus the amount of Accrued Dividends thereon that are payable prior to the Conversion Date but remain unpaid as of the Conversion Date, if any, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following any such conversion, the rights of the holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

                  (ii) To convert Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or transfer agent for the Preferred Stock, (B) notify the Company at such office that he


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         elects to convert Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required by clause (iv) below. In the event that a holder fails to notify the Company of the number of shares of Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical following the Conversion Date, the Company shall deliver a certificate representing the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. Except as expressly set forth in paragraph 3(i) or in the following provisions of this paragraph 3(ii), no adjustment will be made for accrued and unpaid dividends on shares of Preferred Stock which have been converted. The holder of record of a share of Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Preferred Stock in accordance with paragraph 2(i) hereof will be entitled to receive such dividends with respect to such share of Preferred Stock on the corresponding dividend payment date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. Accrued Dividends under paragraph 2(ii) with respect to the Dividend Period in which conversion of shares of Preferred Stock occurs, and all other Accrued Dividends under paragraph 2(ii) that are not converted into Common
         Stock on the Conversion Date pursuant to a Dividend Conversion Notice, shall be paid by the Company in cash within five Business Days after the Conversion Date. If a holder of Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preference of all shares of Preferred Stock converted.

         Section 4 of the Certificate of Designation entitled "Liquidation Preference" is hereby amended and restated in its entirety as follows:

                  4. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus Accrued Dividends, if any, to the date fixed for liquidation, dissolution or winding-up, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. After payment in full of the Liquidation Preference and all Accrued Dividends, if any, to which holders of Preferred Stock are entitled, such holders will not be entitled


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         to any further participation in any distribution of assets of the
         Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accrued dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.

         Section 5 of the Certificate of Designation entitled "Redemptions upon a Change in Control" is hereby amended and restated in its entirety as follows:

         5.  Change in Control Provisions.

                  (i) If a Change in Control has occurred or the Company enters into a binding agreement to effect a Change in Control, the Company shall give prompt written notice of such Change in Control (or a proposed Change in Control) describing in reasonable detail the material terms and date or anticipated date of consummation thereof to each holder of Preferred Stock, and the Company shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such transaction.

                 (ii) In the case of an actual or proposed Change in Control that is not an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles and that has been approved or publicly recommended by the Board of Directors of the Company, the Company shall be obligated, by notice given at any time before the effective date of such Change in Control or not more than 10 Business Days after the effective date of such Change in Control, to offer to purchase within 20 Business Days after the Change in Control all of the then outstanding Preferred Stock tendered under this paragraph at a purchase price in cash per share equal to the Liquidation Preference thereof plus an amount equal to 8% of the Liquidation Preference, compounded annually from the Preferred Stock Issue Date to the purchase date, plus Accrued Dividends, if any, to the date of redemption (the "Call Price"); provided, however, that in the case of a merger or consolidation where the Company is not the surviving corporation or a sale or other disposition of substantially all of the Company's assets, such notice shall be given at least 10 Business Days before the effective date of such Change in Control and such offer shall be to purchase concurrently with the effectiveness of such


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         Change in Control. The Company shall in its Change in Control redemption offer afford to the holders of Preferred Stock at least five Business Days after the mailing or delivery of the Change in Control redemption offer in which to accept such redemption offer by written notice to the Company; the failure by any holder to accept such redemption offer within such time period shall be deemed a rejection of such redemption offer.

                  (iii) In the case of a Change in Control that is not an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles and that has not been approved or publicly recommended by the Board of Directors of the Company, the Company may, at its option, make a redemption offer (which may be contingent upon consummation of such Change in Control) to the holders of the Preferred Stock in accordance with paragraph 5(ii), in which case all provisions of paragraph 5(ii) shall be applicable except that if the Change in Control results from a tender offer, the Company shall give written notice of such redemption offer at least two Business Days prior to the expiration of the tender offer, provided that if the tender offer is subsequently extended, any such notice given previously shall be deemed to be rescinded and the Company shall have until two Business Days prior to the new expiration date of the tender offer to give notice of a redemption offer. If the Company does not give written notice of such redemption offer by the date required by this paragraph 5(iii) or by paragraph 5(ii), as applicable (the "Notice Deadline"), then (A) commencing on the day after the Notice Deadline, and ending upon effectiveness of such Change in Control if it results from a tender offer or on the 20th Business Day after the holder receives written notice from the Company of the occurrence of such Change in Control if it does not result from a tender offer, each holder of shares of Preferred Stock shall have the right to convert each such share into a number of shares of Common Stock equal to 110% of the Call Price per share of Preferred Stock divided, in the case of a Change in Control resulting from a tender offer, by the current market price per share of Common Stock as of the expiration of the tender offer (determined as provided below), or, in the case of a Change in Control not resulting from a tender offer, by the current market price per share of Common Stock as of the effective time of the Change in Control (determined a provided below), and (B) immediately following the effective time of the Change in Control, the Liquidation Preference of all shares of Preferred Stock that were not converted at or prior to the effective time of the Change in Control shall automatically increase to an amount equal to 110% of the Call Price and the provisions of paragraph 2(ii) entitling the holders of Preferred Stock to receive dividends thereafter at the rate of 8% per annum shall automatically become applicable with respect to such shares. For purposes of this paragraph 5(iii), the current market price per share of a security on any day shall be deemed to be the closing price of such security on the principal securities exchange or association or other market on which it is then traded on the Trading Day preceding the day in question. Any conversion of shares of Preferred Stock pursuant

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         to the rights set forth in this paragraph 5(iii) shall be made in accordance with the provisions of paragraph 3, except the provisions of paragraph 3(i) specifying the number of shares of Common Stock into which the shares of Preferred Stock are to be converted. The rights of a holder of shares of Preferred Stock under this paragraph 5(iii) shall not limit such holder's right to convert such shares at any time in accordance with paragraph 3 into the number of shares of Common Stock determined pursuant to the provisions of paragraph 3(i).

                  (iv) Upon the occurrence of a Change in Control that is an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, each then outstanding share of Preferred Stock at the effective time of the Change in Control will be automatically converted into a number of shares of Common Stock equal to 110% of the Call Price per share of Preferred Stock divided by the closing price of a share of Common Stock on the principal securities exchange or association or other market on which it is then traded on the Trading Day preceding the effective date of the Change in Control.

                  (v) Notwithstanding anything to the contrary herein, offers by the Company under this paragraph 5 shall comply with all procedural and other requirements of federal and state securities laws then in effect, but no such provisions of such securities laws shall negate the obligation of the Company to purchase shares of the Preferred Stock under this paragraph 5 which are validly tendered and not withdrawn at the price set forth herein.

                 (vi) "Change in Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Abeneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting capital stock of the Company; except that, in the event that James L. Kirk, H. Wayne Huizenga, H. Family Investments, Inc. or any holder of Preferred Stock or any Affiliate of such holder, either individually or as part of a group shall become the beneficial owner of more than 50% of the total voting capital stock of the Company, then such event shall not constitute a Change in Control hereunder, unless, in the case of James L. Kirk, H. Wayne Huizenga and H. Family Investments, Inc., the effect of such event is that the Common Stock of the Company shall no longer be listed on a national securities exchange or quoted on NASDAQ or another national securities association, or (b) any Person consolidates with, or merges with or into, the Company, or the Company consolidates with, or merges with or into, another Person (other than a wholly-owned subsidiary of the Company) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, in any such event in a transaction in which the outstanding voting capital stock of the Company is converted into or exchanged for cash, securities or other property, provided that following any transaction described in this

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         subpart (b) the holders of voting stock of the Company immediately prior to such transaction do not own more than 50% of the voting power of the voting stock of the Person surviving such transaction or to which such assets are transferred.

                  (vii) In connection with any tender offer (including any exchange offer) for shares or Common Stock, holders of Preferred Stock shall have the right to tender (or submit for exchange) shares of Preferred Stock in such a manner so as to preserve the status of such shares as Preferred Stock until immediately prior to such time as shares of Common Stock are to be purchased (or exchanged) pursuant to such tender offer, at which time that portion of the shares of Preferred Stock so tendered (or submitted) which is convertible into the number of shares of Common Stock to be purchased (or exchanged) pursuant to the tender offer shall be deemed converted into the appropriate number of shares of Common Stack. Any shares of Preferred Stock not so converted shall be returned to the holder as Preferred Stock.

         The first sentence of Section 6 of the Certificate of Designation entitled "Redemption at the Option of the Company" is hereby amended in its entirety as follows:

                  At any time after the first anniversary of the Preferred Stock Issue Date, the Company may, at its election, redeem, in whole but not in part, the shares of the then outstanding Preferred Stock at a purchase price in cash per share equal to $14.00 compounded annually at the rate of 20% per annum for the period from the first anniversary of the Preferred Stock Issue Date up to and including the date of redemption, plus Accrued Dividends, if any, to the date of redemption.

         Section 17 of the Certificate of Designation entitled "Certain Definitions" is hereby amended to include the following definitions:

                  "Accrued Dividends" to a particular date (the "Applicable Date") means (i) all dividends accrued but not paid on the Preferred Stock pursuant to Section 2(ii), whether or not declared, prior to the Applicable Date, plus (ii) all dividends or distributions payable pursuant to Section 2(i) which were not paid or made, and the record date for which occurred, on or prior to the Applicable Date.

                  "Dividend Payment Date" means each January 1, April 1, July 1 and October 1.

                  "Dividend Period" means each quarterly period from a Dividend Payment Date to the next following Dividend Payment Date (but without including such later Dividend Payment Date), provided that the first Dividend Period shall be the period from the Dividend Commencement Date to the next following Dividend Payment Date (but without including such later Dividend Payment Date).


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        IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by James L. Kirk, Chairman of the Board and Chief Executive Officer of the Company, on this 31st day of August, 1999.

                                     NATIONSRENT, INC.

                                     By: /s/  JAMES L. KIRK
                                         ----------------------------
                                         James L. Kirk
                                         Chairman of the Board and Chief
                                         Executive Officer




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